Exhibit 10.2

FIRSTENERGY CORP.
2015 Incentive Compensation Plan
Performance-Earned Cash Award Agreement
THIS PERFORMANCE-EARNED CASH AWARD AGREEMENT (the “Agreement”), effective as of August 10th, 2015 (the “Effective Date”), is entered into by and between FirstEnergy Corp., an Ohio corporation, and its successors (the “Company”), and James H. Lash (the “Grantee”).

1.
Definitions. Unless otherwise specified in this Agreement, capitalized terms shall have the meanings attributed to them under the FirstEnergy Corp. 2015 Incentive Compensation Plan, as amended from time to time (the “Plan”).

2.
Cash Award. Subject to the terms and conditions set forth in this Agreement, the Grantee shall be entitled to receive a cash payment equal to $580,000, less any applicable withholdings or deductions (the “Cash Award”), if the following two conditions (the “Vesting Conditions”) are both satisfied: (i) the Company achieves the performance goal set forth on Exhibit A attached hereto by December 31, 2016 as certified by the Compensation Committee in writing (the “Performance Condition”) and (ii) the Grantee remains in the continuous employ of the Company or any Subsidiary until July 1, 2017.

3.
Forfeiture. Except as otherwise provided in Sections 5 and 6 below, the Grantee will forfeit any and all interests in the Cash Award if either of the Vesting Conditions set forth in Section 4 is not satisfied.

4.
Payment. Except as provided in Section 5 below, if both Vesting Conditions are satisfied and the Cash Award becomes payable, the Company shall pay the Grantee the Cash Award as soon as administratively practicable after July 1, 2017, but in no event later than March 15, 2018.

5.	Certain Events. Notwithstanding any provision in this Agreement to the contrary,

a.
Death or Disability. If the Grantee dies or incurs a Disability (as defined in the Plan) while an employee of the Company or any of its Subsidiaries and prior to July 1, 2017, the Grantee (or the Grantee’s estate) shall become entitled to receive the full Cash Award, which will be paid to the Grantee (or the Grantee’s estate) no later than sixty (60) days after the Grantee’s death or Disability.

b.
Termination without Cause. If the Performance Condition is achieved and the Grantee’s employment is terminated without Cause by the Company or any of its Subsidiaries at any time prior to July 1, 2017, then the Grantee shall become entitled to a prorated amount of the Cash Award, if earned; provided that the Grantee executes and delivers to the Company (and does not revoke) a general waiver and release of claims in a form approved by the Company (the “Release”), which becomes effective and irrevocable no later than sixty (60) days following the date of his termination of employment. The prorated amount, if earned, will be calculated by multiplying $580,000 by a fraction, in which the numerator is the number of full months the Grantee remained in the employ of the Company or any of its Subsidiaries from the Effective Date until the date of his termination and the denominator is the number of full months from the Effective Date to July 1, 2017. For the avoidance of doubt, if the Grantee’s termination of employment without Cause occurs prior to the achievement of the Performance Condition, then the prorated portion of the Cash Award will not vest and become payable unless and until such Performance Condition is achieved prior to December 31, 2016. If the Grantee’s employment terminates before the Performance Condition is achieved, payment made pursuant to this Section 5(b) shall be made as soon as administratively practicable after the Performance Condition is achieved; provided that the Release is effective and irrevocable. If the Grantee’s employment terminates after the Performance Condition has been achieved, the payment under this Section 5(b) shall be made as soon as administratively practicable after the Release is effective and irrevocable. Notwithstanding the foregoing, in no event shall the payment be made more than two and half months following the year in which the payment vests and becomes payable.

6.Change in Control. If a Change in Control (as defined in the Plan) occurs, the Cash Award shall generally become subject to the terms and conditions of Article 16 of the Plan; provided that if this Agreement is not replaced with a Replacement Award (as defined in the Plan), then the Grantee shall become entitled to receive the full amount of the Cash Award no later than thirty (30) days following the date of the consummation of the Change in Control.

7.Continuous Employment. So long as the Grantee continues to be an employee of the Company or any of its Subsidiaries, he or she shall not be considered to have experienced a break in continuous employment because of: (i) any temporary leave of absence approved in writing by the Company or such Subsidiary; or (ii) any change of duties or position (including transfer from one Subsidiary to another).

8.Withholding. The Company shall withhold an amount sufficient to satisfy all federal, state, and local taxes required by law to be withheld in connection with payment of the Cash Award granted under this Agreement, but in no event shall such amount exceed the minimum statutory withholding requirements.

9.Recoupment. If the Grantee is or has been deemed to be, or becomes, an “insider” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), this Agreement will be administered in compliance with Section 10D of the Exchange Act, any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Company’s common stock may be traded, and subject to the Company’s Executive Compensation Recoupment Policy, as amended from time to time, or any other Company policy adopted pursuant to such law, rules, or regulations and may be amended to further such purpose without the consent of the Grantee.

10.Termination of Agreement. This Agreement will terminate on the earliest of: (i) the date of the Grantee’s termination of employment with the Company or any of its Subsidiaries prior to July 1, 2107, except if such termination is due to death or Disability or a termination by the Company without Cause, or (ii) the date any earned Cash Award is paid to the Grantee. If the Company fails to achieve the Performance Condition prior to December 31, 2016, this Agreement will terminate as of December 31, 2016. Any terms or conditions of this Agreement that the Company determines are reasonably necessary to effectuate its purposes will survive the termination of this Agreement.

11.	Miscellaneous Provisions.

(a)Successors and Legal Representatives. This Agreement will bind and inure to the benefit of the Company and the Grantee, and their respective successors, assigns and legal representatives.

(b)Integration. This Agreement, together with the Plan, constitutes the entire agreement between the Grantee and the Company with respect to the subject matter hereof, and may not be modified, amended, renewed or terminated, nor may any term, condition or breach of any term or condition be waived, except pursuant to the terms of the Plan or by a writing signed by the person or persons sought to be bound by such modification, amendment, renewal, termination or waiver. Any waiver of any term, condition or breach thereof will not be a waiver of any other term or condition or of the same term or condition for the future, or of any subsequent breach.

(c)Notice. Any notice relating to this grant must be in writing, which may include an electronic writing.

(d)No Employment Right Created. Nothing in this Agreement will be construed to confer upon the Grantee the right to continue in the employment or service of the Company or any of its Subsidiaries, or to be employed or serve in any particular position therewith, or affect any right which the Company or any of its Subsidiaries may have to terminate the Grantee’s employment or service with or without cause.

(e)Separability. In the event of the invalidity of any part or provision of this Agreement, such invalidity will not affect the enforceability of any other part or provision of this Agreement.

(f)Section Headings. The section headings of this Agreement are for convenience and reference only and are not intended to define, extend or limit the contents of the sections.

(g)Amendment. The terms and conditions of this Award may be modified by the Compensation Committee:

(i)	in any case permitted by the terms of the Plan or this Agreement;

(ii)	with the written consent of the Grantee; or

(iii)
without the consent of the Grantee if the amendment is either not materially adverse to the interests of the Grantee or is necessary or appropriate in the view of the Compensation Committee to conform with, or to take into account, applicable law, including either exemption from or compliance with any applicable tax law.

(h)Plan Administration. The Plan is administered by the Compensation Committee, which has sole and exclusive power and discretion to interpret, administer, implement and construe the Plan and this Agreement. All interpretations, determinations and decisions made by the Compensation Committee, the Board of Directors, or any of their delegates as to the provisions of this Award Agreement and the Plan shall be final, conclusive, and binding on all persons and the Grantee agrees to be bound by such interpretations, determinations and decisions.

(i)Governing Law. Except as may otherwise be provided in the Plan, this Agreement will be governed by, construed and enforced in accordance with the internal laws of the State of Ohio, without giving effect to its principles of conflict of laws. By accepting this Award, the Grantee agrees to the exclusive jurisdiction of the courts of the United States District Court for the Northern District of Ohio to adjudicate any and all claims brought with respect to the Award.

(j)Internal Revenue Code Section 409A. Notwithstanding anything in the Plan or this Agreement to the contrary, the award of Cash Award hereunder is intended to meet any applicable requirements for exclusion from coverage under, or comply with, Section 409A of the Internal Revenue Code (the “Code”) and this Agreement shall be construed and administered accordingly. However, notwithstanding anything in this Agreement to the contrary, the Company makes no representations or warranties as to the tax effects of payments made to the Grantee (or any of the Grantee’s beneficiaries) pursuant to this Agreement, and any and all tax consequences incident to such shall solely be the responsibility of the Grantee or any beneficiary.

(k)Signatures. This Agreement may be executed electronically and in counterparts, each of which shall be deemed to be an original, and when taken together shall constitute one binding agreement.
[SIGNATURE ON FOLLOWING PAGE]

The Grantee acknowledges receipt of this Performance-Earned Cash Award Agreement and accepts and agrees with the terms and conditions stated above.

(Signature of the Grantee)
(Date)

EXHIBIT A
Performance Goals
The Company must achieve a threshold level of $73 million in cash flow improvements at FirstEnergy Generation, as determined by Compensation Committee, by December 31, 2016. Failure to meet the threshold level will result in forfeiture of the cash award granted under the Agreement.